SCHEDULE I
 To the Shareholder Servicing Plan dated June 5, 1995 of The Victory Portfolios

1.      Balanced Fund, Class A Shares
2.      Convertible Securities Fund, Class A Shares
3.      Diversified Stock Fund, Class A and B Shares
4.      Equity Income Fund, Class A Shares
5.      Established Value Fund , Class A Shares
6.      Federal Money Market Fund, Select Shares
7.      Financial Reserves Fund, Class A Shares
8.      Fund for Income, Class A Shares
9.      Growth Fund, Class A Shares
10.     Institutional Money Market Fund, Select Shares
11.     Intermediate Income Fund, Class A Shares
12.     International Growth Fund, Class A Shares
13.     Investment Quality Bond Fund, Class A Shares
14.     LifeChoice Conservative Investor Fund, Class A Shares*
15.     LifeChoice Growth Investor Fund, Class A Shares*
16.     LifeChoice Moderate Investor Fund, Class A Shares*
17.     Limited Term Income Fund, Class A Shares
18.     Maine Municipal Bond Fund (Intermediate), Class A Shares
19.     Maine Municipal Bond Fund (Short-Intermediate), Class A Shares
20.     Michigan Municipal Bond Fund, Class A Shares
21.     Nasdaq-100 Index Fund, Class G Shares
22.     National Municipal Bond Fund, Class A Shares
23.     National Municipal Bond Fund (Long), Class A Shares
24.     National Municipal Bond Fund (Short-Intermediate), Class A Shares
25.     New York Tax-Free Fund, Class A Shares
26.     Ohio Municipal Bond Fund, Class A Shares
27.     Ohio Municipal Money Market Fund, Class A Shares
28.     Prime Obligations Fund, Class A Shares
29.     Real Estate Investment Fund, Class A Shares
30.     Small Company Opportunity Fund, Class A Shares
31.     Special Value Fund, Class A Shares
32.     Stock Index Fund, Class G Shares
33.     Tax-Free Money Market Fund, Class A Shares
34.     U.S. Government Obligations Fund, Select Shares
35.     Value Fund, Class A Shares

Amended as of September 30, 2000

* Although these Funds have been approved for the Plan, no fees are taken for the LifeChoice Funds.